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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2015
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 18, 2015:
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION OF PROXIES
VOTING RIGHTS AND PROCEDURES
PROPOSAL I--ELECTION OF DIRECTORS
PROPOSAL II--RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL III--ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
2014 DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
KPMG LLP FEES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
OTHER MATTERS

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326
April 2, 2015
Dear Stockholder:
You are cordially invited to attend the 2015 Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (“Ultimate,” “we,” “us” or “our”), which will be held on Monday, May 18, 2015, at 10:00 a.m. (EDT), at Ultimate’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 (the “Annual Meeting”).
The principal business of the meeting will be (i) to elect three directors to serve until the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified; (ii) to ratify the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2015; (iii) to approve by non-binding advisory vote the compensation paid to Ultimate’s named executive officers; and (iv) to transact such other business as may properly come before the meeting or any postponement or adjournment thereof. During the Annual Meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 2015.
In accordance with the Securities and Exchange Commission (“SEC”) rule (“Notice and Access Rule”) that allows companies to furnish their proxy materials (including the form of proxy, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015) over the Internet, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) on or about April 2, 2015 to our stockholders of record as of March 24, 2015. We also provided access to our proxy materials over the Internet beginning on that date. As a result of the Notice and Access Rule, all stockholders receiving the Notice have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the Notice. In addition, the Notice contains instructions on how stockholders may request to receive proxy materials electronically by e-mail.
Whether you plan to attend the Annual Meeting or not, to have your vote recorded, you should vote over the Internet or by telephone, or, if you requested paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.
We thank you for your continued interest in Ultimate.
Sincerely yours,
Scott Scherr
Chairman, President and Chief Executive Officer

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2015
TO THE STOCKHOLDERS OF THE ULTIMATE SOFTWARE GROUP, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (“Ultimate,” “we,” “us” or “our”) will be held on Monday, May 18, 2015, at 10:00 a.m. (EDT), at Ultimate’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 for the following purposes:

1)	To elect three directors to serve until the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2)	To ratify the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3)	To approve by non-binding advisory vote the compensation paid to Ultimate’s named executive officers; and

4)	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Stockholders of record of the voting stock of Ultimate at the close of business on March 24, 2015 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
By Order of the Board of Directors:
Vivian Maza
Secretary

Weston, Florida
April 2, 2015
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS MEETING TO BE HELD ON MAY 18, 2015:
This proxy statement, the form of proxy and Ultimate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (“2014 Annual Report”) are being mailed to stockholders who have requested hard copies on or after April 2, 2015.
Registered and beneficial stockholders may view and print Ultimate’s proxy statement and the 2014 Annual Report at www.proxyvote.com.
All stockholders may view and print Ultimate’s proxy statement and the 2014 Annual Report, which are located on the “Investors” link of Ultimate’s website at http://ultimatesoftware.com/investors.asp.

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 18, 2015
This proxy statement (this “Proxy Statement”) is being furnished to holders of The Ultimate Software Group, Inc. (“Ultimate,” “we,” “us,” or “our”) common stock, par value $0.01 per share (the “Common Stock”). Proxies are being solicited on behalf of the Board of Directors of Ultimate (the “Board”) to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 18, 2015, at 10:00 a.m. (EDT), at Ultimate’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 and at any postponement or adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders.
Ultimate is using the Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy materials (including the form of proxy, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015 (the “2014 Annual Report”), collectively, the “Proxy Materials”) on or about April 2, 2015. We also provided access to our Proxy Materials over the Internet beginning on that date. The Notice contained instructions on how to access this Proxy Statement and the 2014 Annual Report and how to vote online or by toll-free number. Subsequent to receiving the Notice, all stockholders have the ability to access the Proxy Materials over the Internet and request to receive a paper copy of the Proxy Materials by mail. Instructions on how to access the Proxy Materials over the Internet or to request a paper copy may be found on the Notice. In addition, the Notice contains instructions on how stockholders may request to receive Proxy Materials electronically by e-mail.
Registered and beneficial stockholders may view and print this Proxy Statement and the 2014 Annual Report at www.proxyvote.com.
All stockholders may view and print this Proxy Statement and the 2014 Annual Report, which are located on the “Investors” link of Ultimate’s website at http://ultimatesoftware.com/investors.asp.
Proxies are being solicited from holders of Ultimate’s Common Stock. If a proxy is properly executed and returned, the shares represented by it will be voted and, where specification is made by the stockholder as provided in such proxy, will be voted in accordance with such specification. Unless a stockholder specifies otherwise, all shares represented by valid proxies will be voted (i) FOR the election of the persons named in this Proxy Statement as nominees of Ultimate under the heading “Election of Directors;” (ii) FOR the ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2015; (iii) FOR approval, by non-binding advisory vote, of the compensation paid to Ultimate’s named executive officers ("NEOs"); and (iv) at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

SOLICITATION OF PROXIES
Ultimate is paying all of the costs of soliciting proxies, including preparation costs, assembly, posting on the Internet, printing and mailing of the Proxy Materials, the Notice and any additional information furnished to stockholders. Proxies are being solicited by Ultimate primarily by mail and the Internet, but in addition, the solicitation by these means may be followed by solicitation in person, or by telephone, e-mail or facsimile, by directors, officers and other employees of Ultimate without additional compensation. Brokers, dealers, banks, voting trusts, custodians and other institutions, and their nominees, who are holders of shares of Ultimate’s Common Stock on the Record Date, referred to below, will be requested to forward the soliciting material to the beneficial owners of such shares of Common Stock and to obtain authorization for the execution of proxies. Ultimate will, upon request, reimburse such institutions for their reasonable expenses in forwarding the Proxy Materials to their beneficial owners.
VOTING RIGHTS AND PROCEDURES
Only stockholders of record of the Common Stock of Ultimate at the close of business on March 24, 2015 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of that date, a total of 29,735,113 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting.
A majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the Annual Meeting for purposes of determining a quorum. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to have been voted in favor of or against such matter.
Our By-laws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee). Abstentions from voting, as well as any broker non-votes, are not treated as votes cast and are not counted for purposes of determining the election of directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), which is not the case for our Annual Meeting this year, the standard for election of directors is a plurality of the votes cast.
The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and the proposal for advisory approval of executive compensation. Abstentions will not be counted either for or against the proposal for the ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for 2015 or the proposal for advisory approval of executive compensation.
A stockholder may revoke a proxy at any time prior to its exercise by giving to the Secretary of Ultimate a written notice of revocation of the proxy’s authority prior to the voting thereof or by submitting a later dated proxy by telephone, on the Internet or by mail, or by voting in person at the Annual Meeting.

PROPOSAL I—ELECTION OF DIRECTORS
The Board of Ultimate is currently composed of seven members, divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. Marc D. Scherr, Rick A. Wilber and James A. FitzPatrick, Jr., serve in the class whose term expires at the Annual Meeting.
The Board has nominated Messrs. Marc D. Scherr, Rick A. Wilber and James A. FitzPatrick, Jr. for election to the Board at the Annual Meeting for a term of three years, expiring at the 2018 Annual Meeting, and each has indicated a willingness to serve. Messrs. Scott Scherr and Alois T. Leiter serve in the class whose term expires at the Annual Meeting of Stockholders in 2016. Messrs. LeRoy A. Vander Putten and Robert A. Yanover serve in the class whose term expires at the Annual Meeting of Stockholders in 2017.
Our By-laws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee). Abstentions from voting, as well as any broker non-votes, are not treated as votes cast and are not counted for purposes of determining the election of directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), which is not the case for our Annual Meeting this year, the standard for election of directors is a plurality of the votes cast.
Messrs. Marc D. Scherr, Rick A. Wilber and James A. FitzPatrick, Jr. are directors currently serving on the Board. If any of them is not re-elected, Delaware law provides that such director would continue to serve on the Board as a “holdover director.” Under our By-laws, each of Messrs. Marc D. Scherr, Rick A. Wilber and James A. FitzPatrick, Jr., as a director who is being re-nominated for election to the Board, submitted an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect him. In that situation, the Nominating Committee of the Board would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating Committee's recommendation and would publicly disclose its decision within 90 days from the date that the election results were certified and, if such resignation were to be rejected, the rationale behind the Board's decision also would be publicly disclosed.
In the event that any of Messrs. Marc D. Scherr, Rick A. Wilber and James A. FitzPatrick, Jr. is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies in this Proxy Statement may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxies named in this Proxy Statement may vote just for the remaining nominees, if any, leaving a vacancy or vacancies that may be filled at a later date.
The following table sets forth certain information concerning the nominees, based on data furnished by them. Information regarding incumbent directors whose terms are not expiring is included in the section labeled “Directors and Executive Officers” below.

Name of Nominee	Age	Principal Occupation	Director Since
Marc D. Scherr	57	Vice Chairman of the Board and Chief Operating Officer, The Ultimate Software Group, Inc.	April 1996
Rick A. Wilber	68	Director, Member of the Compensation Committee of the Board, Member of the Nominating Committee of the Board and Member of the Audit Committee of the Board	October 2002
James A. FitzPatrick, Jr.	65	Partner, Hogan Lovells US LLP, Director, Chairman of the Nominating Committee of the Board and Member of the Compensation Committee of the Board	July 2000

Marc D. Scherr has been a director of Ultimate since its inception in April 1996 and has served as Vice Chairman since July 1998 and as Chief Operating Officer since October 2003. Mr. Scherr is also a member of the Executive Committee of the Board. Mr. Scherr became an executive officer of Ultimate effective March 1, 2000. Mr. Scherr served as a director of Gerschel & Co., Inc., a private investment firm from January 1992 until March 2000. In December 1995, Mr. Scherr co-founded Residential Company of America, Ltd. (“RCA”), a real estate firm, and served as President of its general partner until March 2000. Mr. Scherr also served as Vice President of RCA’s general partner from its inception in August 1993 until December 1995. From 1990 to 1992, Mr. Scherr was a real estate pension fund advisor at Aldrich, Eastman & Waltch. Previously, he was a partner in the Boston law firm of Fine & Ambrogne. Mr. Scherr is the brother of Scott Scherr, Chairman of the Board,

President and Chief Executive Officer of Ultimate. Mr. Scherr’s long tenure in our executive and Board leadership supports institutional continuity and industry knowledge accumulated through all phases of economic cycles and through Ultimate’s expansion over that period. With his experience as a practicing lawyer and businessman, as well as his longstanding position as a senior executive of Ultimate, Mr. Scherr brings to Ultimate’s Board invaluable insight in developing corporate strategy, strategic relationships, ethical practices, quality staff and product differentiation.
Rick A. Wilber has served as a director of Ultimate since October 2002 and is a member of the Audit Committee, a member of the Compensation Committee, and a member of the Nominating Committee of the Board. Mr. Wilber formerly served on Ultimate’s Board of Directors from October 1997 through May 2000. Mr. Wilber served as the President of Lynn’s Hallmark Cards, which owned and operated a number of Hallmark Card stores, from 1995 until 2013, at which time Mr. Wilber retired.  Mr. Wilber has served as a director of Synergy Resource Corporation, an oil and gas exploration company, since October 2008.  Mr. Wilber was a co-founder of Champs Sports Shops and served as its President from 1974 to 1984. He served on the Board of Royce Laboratories, a pharmaceutical concern, from 1990 until April 1997, when Royce Laboratories was sold to Watson Pharmaceuticals, Inc., a pharmaceutical concern.
James A. FitzPatrick, Jr. has served as a director of Ultimate since July 2000, is Chairman of the Nominating Committee of the Board and is a member of the Compensation Committee. Mr. FitzPatrick is, and since June 2012 has been, a partner in the law firm Hogan Lovells US LLP. Mr. FitzPatrick was a partner in the law firm Dewey & LeBoeuf LLP and its predecessor firms from January 1983 until May 2012 and was an associate from September 1974 until January 1983. Mr. FitzPatrick brings to the Board his longstanding experience as a practicing attorney, including experience with corporate governance, contractual matters, private and public capital raising, purchase and sale of assets and mergers and acquisitions. Mr. FitzPatrick’s knowledge of corporate and securities laws and corporate governance facilitates the Board’s oversight responsibilities concerning such areas.
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. MARC D. SCHERR, RICK A. WILBER AND JAMES A. FITZPATRICK, JR. AS DIRECTORS OF ULTIMATE TO HOLD OFFICE UNTIL THE 2018 ANNUAL MEETING AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

PROPOSAL II— RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The audit committee of the Board (the “Audit Committee”) has appointed KPMG LLP as the independent registered public accounting firm for Ultimate for the fiscal year ending December 31, 2015. KPMG LLP has served as the independent registered public accounting firm for Ultimate since 2002. A representative of KPMG LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. The representative also will be available to respond to appropriate questions from stockholders.
Stockholder ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm is not required by Ultimate’s By-Laws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote is required for the ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Abstentions will not be counted either for or against the proposal for the ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for 2015. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Ultimate and its stockholders.
THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS ULTIMATE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.
PROPOSAL III — ADVISORY VOTE ON NAMED
EXECUTIVE OFFICER COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC rules promulgated thereunder, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEO's compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. A proposal will be presented at the Annual Meeting in the form of the following resolution:
“RESOLVED, that the stockholders of Ultimate hereby approve the compensation paid to Ultimate’s NEOs, as disclosed in the proxy statement for Ultimate’s 2015 Annual Meeting of Stockholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
The Board believes that our compensation program is consistent with the goals and objectives set forth under “Compensation Discussion and Analysis” in this Proxy Statement, namely, attracting and retaining key executives who are committed to Ultimate's core values of excellence, integrity and teamwork, while motivating the NEOs to achieve Ultimate's strategic goals and aligning their interests with those of our stockholders. The Board urges you to review carefully the information under “Compensation Discussion and Analysis” in this Proxy Statement and to vote, on an advisory basis, to approve the compensation of Ultimate’s NEOs, as disclosed in this Proxy Statement.
While the vote on named executive officer compensation is advisory and non-binding, the Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future executive compensation decisions.
Response to Say-on-Pay Votes
We take seriously the annual opportunity for our stockholders to express their views regarding our executive compensation philosophy, program and practices as disclosed in our proxy statement and value the opinion of our stockholders. In recent years we have modified our executive compensation programs in significant ways to address concerns expressed by our stockholders and to better align the interests of our NEOs with the interests of our stockholders, including:

•	Engaged an independent national compensation consulting firm to advise us on our executive compensation arrangements.

•	Adopted stock ownership guidelines for our CEO and members of the Board;

•	Adopted policies regarding hedging and pledging activities for our CEO, executive officers, and members of the Board; and

•	Adopted an executive officer compensation recovery, or "claw-back," policy.
A substantial majority (85%) of stockholders approved the executive compensation arrangements described in our Proxy Statement for the 2014 Annual Meeting. The Compensation Committee considered the result of the 2014 stockholder advisory vote on our executive compensation arrangements as part of its general oversight of our executive compensation arrangements and considered the 2014 approval to represent general support for its executive compensation philosophy and programs.
THE BOARD RECOMMENDS AN ADVISORY VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NEOs, AS DISCLOSED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES OF THE BOARD
Corporate Governance Principles and Practice Highlights
We are committed to excellence in corporate governance and maintain policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of the NASDAQ Stock Market LLC ("NASDAQ"); others are designed to implement corporate governance preferences of the Board.
Board Independence
The majority of our directors are independent of Ultimate and management. We are committed to maintaining a majority of independent directors.
Following consultation with counsel and based upon the facts described below, the Board has determined that the following individuals are independent directors within the meaning of the Marketplace Rules of the NASDAQ: James A. FitzPatrick, Jr., Alois T. Leiter, LeRoy A. Vander Putten, Rick A. Wilber and Robert A. Yanover. In the course of the Board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements as required by the NASDAQ rules governing independence standards for directors. In particular, with respect to each of the three most recently completed fiscal years, the Board evaluated for (i) Mr. FitzPatrick, the annual amount of fees Ultimate paid for legal services to Dewey & LeBoeuf LLP, the law firm in which Mr. FitzPatrick was a partner until May 2012, and (ii) Mr. Leiter, the annual amount of charitable contributions Ultimate made (until the termination of the agreement in June 2012), in connection with his acting as a spokesman for Ultimate, to Leiter’s Landing, the non-profit charitable organization formed by Mr. Leiter benefiting children. Dewey & LeBoeuf LLP provided legal services to Ultimate from January 1, 2012 through May 2012, and we paid approximately $215,000 to Dewey & LeBouef in 2012 for legal services. The relationships and transactions with Mr. Leiter and Leiter's Landing are described in further detail below under “Compensation Committee Interlocks and Insider Participation.” The Board determined that the annual payment or contribution, as the case may be, to either of these organizations constituted an amount less than the greater of $200,000 or five percent of such organization’s annual consolidated gross revenues during each of such organization’s three most recently completed fiscal years, as such threshold is set forth in NASDAQ Rule 5605(a)(2)(D). The Board determined that these former relationships would not interfere with the ability of either Mr. FitzPatrick or Mr. Leiter to exercise independent judgment in carrying out the responsibilities of a director.
The independent directors met regularly in executive session and outside the presence of Ultimate’s management throughout the 2014 fiscal year and will do so throughout fiscal 2015 in compliance with the NASDAQ rules.
Board Leadership
The Chairman of the Board, Scott Scherr, also serves as Ultimate’s President and Chief Executive Officer. A combined Chairman and Chief Executive Officer role provides an efficient and effective leadership model because it fosters clear accountability, effective decision-making and alignment on corporate strategy. The Chief Executive Officer’s direct involvement in Ultimate’s operations and his familiarity with Ultimate’s business and industry make him best positioned to lead productive Board meetings and strategic planning sessions. While Ultimate’s independent directors bring experience, oversight and expertise from outside the Company and industry, as the founder of Ultimate, Scott Scherr brings company and industry-specific experience and expertise to the Board. The Board has not designated a lead independent director from among its members. The Board retains the authority to modify the foregoing leadership structures.
Board Role in Risk Oversight
Management is responsible for the day-to-day management of risks that Ultimate encounters, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. Management regularly presents reports to the Board from members of senior management on areas that may pose material risk to Ultimate, including operational, strategic, financial, compliance, legal, product, competitive and reputational risks. While oversight of risk management efforts is the responsibility of the entire Board, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of accounting, auditing, financial reporting and maintaining effective internal controls over financial reporting. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of any risks arising from Ultimate’s compensation policies and arrangements.
Hedging and Pledging Policies
Our directors and executive officers are prohibited from hedging their ownership of Ultimate stock, including trading in options, puts, calls, or other derivative instruments related to Ultimate's Common Stock. Our directors and executive officers are generally prohibited from pledging their shares of Ultimate's Common Stock. A person covered by the pledging policy may request permission to pledge shares of Ultimate's Common Stock as collateral for a loan (not including a margin loan) if he or she demonstrates that (i) the value of all his or her pledged shares of Ultimate's Common Stock will not exceed 20% of his or her holdings and (ii) he or she has the financial capacity to repay the loan without resorting to the pledged securities. Nevertheless, the decision to grant or deny such a request remains with Ultimate.
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for our Chief Executive Officer and members of the Board. The guidelines were established to promote a long-term perspective in managing the company and align the interests of our stockholders, executives, and directors.
Claw-back Policy
The Board has adopted a claw-back policy under which in the event of a material restatement of our reported financial statements, the Board shall review any performance-based cash compensation paid to executive officers during the three years preceding such restatement. In the event the performance-based cash compensation would have been lower had it been calculated based on such restated financial statements, the Board shall have the authority to seek the recovery of such excess performance-based cash compensation.
Other Policies and Procedures
Key information regarding our corporate governance initiatives, Code of Business Conduct and Ethics and the charter for each standing committee of the Board, is posted on our website at www.ultimatesoftware.com.
Meetings and Meeting Attendance
During fiscal 2014, the Board held five Board meetings. During fiscal 2014, each director attended all of the meetings of the Board and more than 75% of all of the meetings of the committees of the Board on which he served. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee, which are described below.
Interested parties may communicate with the Board, anonymously if they wish, by sending a written note or memo to the Secretary, The Ultimate Software Group, Inc., 2000 Ultimate Way, Weston, Florida 33326. Communications that are intended specifically for non-management or independent directors should be sent to the above address to the attention of the Chairman of the Audit Committee. All such communications will be delivered unopened by the Secretary to the Chairman of the Board or the Chairman of the Audit Committee, as applicable.
Ultimate does not have a policy with respect to attendance by the directors at the Annual Meeting of Stockholders. Two of the seven members of the Board attended the 2014 Annual Meeting of Stockholders.
Executive Committee. The Executive Committee of the Board is composed of Messrs. Scott Scherr (Chairman), Marc D. Scherr and Robert A. Yanover. The Executive Committee has the authority to exercise (except as provided by law or as may have been specifically reserved by or for the Board) all the powers and authority of the Board in the management of the business and affairs of Ultimate between regular meetings of the Board and while the Board is not in session. The Executive Committee held no meetings during fiscal 2014.
Audit Committee. Messrs. Robert A. Yanover (Chairman), Rick A. Wilber and LeRoy A. Vander Putten are members of the Audit Committee of the Board. The Audit Committee oversees Ultimate’s financial reporting process on behalf of the Board and reviews the independence of Ultimate’s independent registered public accounting firm. The Audit Committee held five meetings during fiscal 2014.
The Board has determined that the Audit Committee’s current member composition satisfies the NASDAQ rules that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASDAQ Rule 5605(a)(2). The Board has determined that Mr. LeRoy A. Vander Putten is an “audit committee financial expert” as defined in the rules of the SEC. Ultimate has established an Audit Committee Charter that sets forth the Audit Committee's principal duties and responsibilities. This charter is available on our website at www.ultimatesoftware.com.
Compensation Committee. Messrs. LeRoy A. Vander Putten (Chairman), Robert A. Yanover, Rick A. Wilber, Alois T. Leiter and James A. FitzPatrick are members of the Compensation Committee of the Board. Mr. FitzPatrick became a member of the Committee in February 2014. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of Ultimate and administers Ultimate’s stock-based plan and oversees such other benefit plans as Ultimate may from time to time maintain. The Compensation Committee held five meetings during fiscal 2014. Ulti mate has established a Compensation Committee Charter, that sets forth the Compensation Committee's principal duties and responsibilities. This charter is available on our website at www.ultimatesoftware.com.
Compensation Consultant. The Compensation Committee has engaged Compensia, Inc. ("Compensia") to advise the Compensation Committee on marketplace trends in executive compensation, management proposals for compensation programs, and executive officer compensation decisions. Compensia also evaluates equity compensation programs generally. Compensia also consults with the Compensation Committee about its recommendations to the Board on CEO and director compensation.
Consultant Independence. Compensia is directly accountable to the Compensation Commitee. To maintain the independence of the firm's advice, Compensia does not provide any services for Ultimate other than those described above. In addition, the Compensation Committee conducted a conflict of interest assessment by using the factors applicable to compensation consultants under SEC rules and NASDAQ rules and no conflict of interest was identified.
Nominating Committee. Messrs. James A. FitzPatrick, Jr. (Chairman), Rick A. Wilber and Alois T. Leiter are members of the Nominating Committee of the Board. The primary function of the Nominating Committee is to recommend director-nominees to be considered for election or appointment by the Board. The Nominating Committee held two meetings during fiscal 2014. Ultimate has established a Nominating Committee Charter that sets forth the Nominating Committee's principal duties and responsibilities. This charter is available on our website at www.ultimatesoftware.com.
When considering potential director candidates, the Nominating Committee considers the candidate's independence (as mandated by the NASDAQ rules), character, judgment, age, skills, financial literacy, and experience in the context of the needs of Ultimate and the Board.  We do not have a formal diversity policy; however, the Nominating Committee's and the Board's goal is to nominate candidates that represent diverse viewpoints. When identifying nominees to serve as directors, the Nominating Committee will consider candidates with a diversity of experiences and backgrounds who will enhance the quality of the Board's deliberations and decisions.

In fiscal 2014, Ultimate did not pay any fees to a third party to assist in identifying or evaluating potential nominees.

The Nominating Committee and the Board will consider director candidates recommended by Ultimate's stockholders in a similar manner as those recommended by members of management or other directors. The name and qualifications of, and other information specified in Ultimate's By-Laws with respect to any recommended candidate for director, should be sent to the attention of the Secretary of Ultimate in accordance with the procedures set forth under the caption “Stockholder Proposals for the 2016 Annual Meeting of Stockholders.”

DIRECTOR COMPENSATION
Each non-employee director of Ultimate receives compensation for serving on the Board, payable exclusively in the form of restricted stock awards granted under Ultimate’s Amended and Restated 2005 Equity and Incentive Plan (the “Plan”).
During 2014, non-employee directors and the Chairmen of the Audit, Compensation and Nominating Committees of the Board, respectively, were granted restricted stock awards for each regular Board and Committee meeting attended. Under the compensation arrangement, (i) each non-employee director was granted a restricted stock award of 400 shares of Common Stock for each regular meeting of the Board attended during 2014 and (ii) each of the Chairmen of the Audit Committee, Compensation and Nominating Committee was granted a restricted stock award of 50 shares of Common Stock for attendance at each regular meeting of the committee during 2014 that he chaired.
In addition, each non-employee director was granted, for each fiscal quarter during which he served, a restricted stock award of that number of shares of Common Stock equal to the quotient of $12,500 divided by the closing price of the Common Stock on NASDAQ on the date of grant, which is the effective date of the grant determined by the Board for each such quarter, rounded down to the closest full number of shares. The date of grant shall not be a date prior to the date of the Board’s determination of the same.
All restricted stock awards to non-employee directors shall vest on the fourth anniversary of the date of grant, subject to accelerated vesting in the event of a director’s death, disability, cessation of service at the end of his term or the occurrence of a change of control of Ultimate.
All directors are reimbursed (in cash) for expenses incurred in connection with their attendance at Board and Committee meetings. In addition, prior to 2009, in connection with their having joined the Board and for service on the Board, each non-employee Director received options to purchase shares of Ultimate’s Common Stock. All such options that are outstanding were fully vested upon the date of grant and have an exercise price equal to 100% of the fair market value of Ultimate’s Common Stock on the date of grant.
2014 DIRECTOR COMPENSATION

Name (1)	($) Fees Earned or Paid in Cash	($) Stock Awards (2)	($) Option Awards	($) Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	($) All Other Compensation	($) Total
Robert A. Yanover	$—	$305,022	$—	$—	—	$—	$305,022
LeRoy A. Vander Putten	—	305,022	—	—	—	—	305,022
James A. FitzPatrick, Jr.	—	308,996	—	—	—	—	308,996
Rick A. Wilber	—	276,636	—	—	—	—	276,636
Alois T. Leiter	—	276,636	—	—	—	—	276,636
____________________

(1)
Messrs. Scott Scherr and Marc D. Scherr are not included in this table as they are employees of Ultimate and receive no compensation for their services as directors. The compensation for Messrs. Scott Scherr and Marc D. Scherr as employees is shown in the Summary Compensation Table.

(2)
The amounts reported in the Director Compensation table above represent the aggregate grant date fair value of restricted stock awards granted to each director as compensation costs for Board services in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation,” (“ASC 718”) for fiscal 2014. Under ASC 718, the fair value of each restricted stock award is measured based on the closing market price of Ultimate’s Common Stock at the date of grant and is recognized on a straight-line basis over the four-year cliff vesting period. Holders of restricted stock awards have all rights of a stockholder including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. Each award becomes fully vested on the fourth anniversary of the respective date of grant, subject to the grantee’s continued Board service with Ultimate on each such vesting date and subject further to accelerated vesting in the event of a change in control of Ultimate, death or disability, or at cessation of his Board service at the end of his term.

The number of outstanding stock option awards and outstanding restricted stock awards for each non-employee director as of December 31, 2014 was as follows:

Name	Outstanding Option Awards	Outstanding Restricted Stock Awards
Robert A. Yanover	6,250	17,929
LeRoy A. Vander Putten	—	17,929
James A. FitzPatrick, Jr.	22,500	12,731
Rick A. Wilber	22,500	12,531
Alois T. Leiter	47,500	12,531

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of Ultimate's Common Stock as of March 6, 2015 (unless otherwise noted) by (i) each person who is known by Ultimate to own beneficially more than 5% of the Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table under the heading "Compensation Discussion and Analysis" in this Proxy Statement; and (iv) all directors and executive officers as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
BlackRock, Inc. (3)	2,380,644	8.0%
40 East 52nd Street
New York, NY 10022

The Vanguard Group (4)	1,718,856	5.8%
100 Vanguard Boulevard
Malvern, PA 19355

Scott Scherr (5)	530,318	1.8%
Marc D. Scherr (6)	372,560	1.3%
Mitchell K. Dauerman (7)	160,479	*
Greg Swick (8)	76,289	*
Adam Rogers (9)	85,070	*
James A. FitzPatrick, Jr. (10)	37,758	*
LeRoy A. Vander Putten (11)	25,804	*
Rick A. Wilber (12)	147,957	*
Robert A. Yanover (13)	87,322	*
Alois T. Leiter (14)	182,256	*
All directors and executive officers as a group (12 persons) (15)	1,892,365	6.4%
____________________
* Indicates beneficial ownership of less than 1.0% of the outstanding Common Stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days from March 6, 2015, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Ultimate has made restricted stock awards to NEOs and non-employee directors under the Plan (“Restricted Stock Awards”). All shares of Common Stock issued under the Restricted Stock Awards are considered to be beneficially owned for purposes of computing the holders' respective percentages of ownership in this table. Ultimate has also made awards of stock units under the Plan (“Stock Unit Awards”). Stock Unit Awards are not included in this table since the grantee does not have any rights as a stockholder with respect to the shares subject to a Stock Unit Award until such time as shares of Common Stock are delivered to the grantee pursuant to the terms of the related stock unit award agreement. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in this table possesses the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)	Applicable percentage of ownership is based on 29,716,516 shares of Common Stock outstanding.

(3)
Represents shares held as of December 31, 2014 as reported on Schedule 13G filed by BlackRock, Inc. As reported on Schedule 13G, BlackRock, Inc. has sole voting power of 2,320,797 shares of Common Stock and sole dispositive power of 2,380,644 shares of Common Stock. As reported on Schedule 13G, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act.

(4)
Represents shares held as of December 31, 2014 as reported on Schedule 13G filed by The Vanguard Group ("Vanguard"). As reported on Schedule 13G, Vanguard has sole voting power of 37,928, sole dispositive power of 1,683,428, and shared dispositive power of 35,428 shares of Common Stock of Ultimate. As reported on Schedule 13G, Vanguard is an investment adviser in accordance with 240.13d-1(b)(1)(ii)(E) under the Exchange Act. The aggregate amount beneficially owned by each reporting person of 1,718,856 shares of Common Stock of Ultimate is on a consolidated basis and includes any beneficial ownership separately reported by a subsidiary.

(5)	Represents 25,000 shares of Common Stock held by Mr. Scott Scherr and 505,318 shares of Common Stock subject to Restricted Stock Awards held by Mr. Scott Scherr.

(6)
Represents 63,333 shares of Common Stock held by Mr. Marc D. Scherr, 18,261 shares of Common Stock held by a Grantor Retained Annuity Trust ("GRAT") of which Mr. Scherr is the trustee and 290,966 shares of Common Stock subject to Restricted Stock Awards. Mr. Scherr disclaims beneficial ownership of the shares held by the GRAT.

(7)	Represents 2,900 shares of Common Stock held by Mr. Mitchell K. Dauerman and 157,579 shares of Common Stock subject to Restricted Stock Awards.

(8)	Represents 76,289 shares of Common Stock subject to Restricted Stock Awards held by Mr. Greg Swick.

(9)	Represents 8,141 shares of Common Stock held by Mr. Adam Rogers and 76,929 shares of Common Stock subject to Restricted Stock Awards.

(10)	Represents 2,984 shares of Common Stock held by Mr. FitzPatrick, exercisable options to purchase 22,500 shares of Common Stock and 12,274 shares of Common Stock subject to Restricted Stock Awards.

(11)	Represents 8,800 shares of Common Stock held by Mr. Vander Putten and 17,004 shares of Common Stock subject to Restricted Stock Awards.

(12)	Represents 113,433 shares of Common Stock held by Mr. Wilber, exercisable options to purchase 22,500 shares of Common Stock and 12,024 shares of Common Stock subject to Restricted Stock Awards.

(13)
Represents 11,566 shares of Common Stock held by Mr. Yanover, 3,360 shares of Common Stock held by Mr. Yanover's spouse, 48,342 shares of Common Stock held by a GRAT of which Mr. Yanover is the trustee, 800 shares of Common Stock held by certain trusts established for the benefit of Mr. Yanover's nieces and nephew, exercisable options held by Mr. Yanover to purchase 6,250 shares of Common Stock and 17,004 shares of Common Stock subject to Restricted Stock Awards. Mr. Yanover disclaims beneficial ownership of the shares held by his spouse, shares held by the GRAT and shares owned by the trusts established for the benefit of his nieces and nephews.

(14)
Represents 121,417 shares of Common Stock held by Mr. Leiter, exercisable options to purchase 47,500 shares of Common Stock, 1,315 shares of Common Stock held by certain trusts for the benefit of Mr. Leiter's children and 12,024 shares of Common Stock subject to Restricted Stock Awards. Mr. Leiter disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his children.

(15)
Represents an aggregate of 482,018 shares of Common Stock (both directly and indirectly owned), 1,287,597 shares of Common Stock subject to Restricted Stock Awards and exercisable options to purchase an aggregate of 122,750 shares of Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS
The directors and NEOs (Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, Greg Swick and Adam Rogers), and their ages as of February 28, 2015, are as follows:

Name	Age	Positions(s)
Scott Scherr	62	Chairman of the Board, President and Chief Executive Officer
Marc D. Scherr	57	Vice Chairman of the Board and Chief Operating Officer
Mitchell K. Dauerman	58	Executive Vice President, Chief Financial Officer and Treasurer
Greg Swick	51	Senior Vice President, Chief Enterprise Sales Officer
Adam Rogers	40	Senior Vice President, Chief Technology Officer
James A. FitzPatrick, Jr.	65	Director
Alois T. Leiter	49	Director
LeRoy A. Vander Putten	80	Director
Rick A. Wilber	68	Director
Robert A. Yanover	78	Director

Scott Scherr has served as President and a director of Ultimate since its inception in April 1996 and has been Chairman of the Board and Chief Executive Officer of Ultimate since September 1996. Mr. Scherr is also a member of the Executive Committee of the Board. In 1990, Mr. Scherr founded The Ultimate Software Group, Ltd. (the “Partnership”), the business and operations of which were assumed by Ultimate in 1998. Mr. Scherr served as President of the Partnership's general partner from the inception of the Partnership until its dissolution in March 1998. From 1979 until 1990, he held various positions at Automatic Data Processing, Inc. (“ADP”), a payroll services company, where his titles included Vice President of Operations and Sales Executive. Prior to joining ADP, Mr. Scherr operated Management Statistics, Inc., a data processing service bureau founded by his father, Reuben Scherr, in 1959. He is the brother of Marc Scherr, the Vice Chairman of the Board and Chief Operating Officer of Ultimate, and the father-in-law of Adam Rogers, Senior Vice President and Chief Technology Officer.
As Ultimate's founder and Chief Executive Officer, Mr. Scherr brings to the Board a unique and deeply rooted understanding of our Company, its business, its employees and its customers. During his long tenure as Chairman of our Board and our Chief Executive Officer, Mr. Scherr's leadership skills have been essential to Ultimate's attraction and retention of high quality personnel, product development, attraction and retention of customers, and establishment of a culture of teamwork that has allowed Ultimate to grow from a start-up operation in 1990 to a leading provider of human capital management solutions.
Mitchell K. Dauerman has served as Executive Vice President of Ultimate since April 1998 and as Chief Financial Officer and Treasurer of Ultimate since September 1996. From 1979 to 1996, Mr. Dauerman held various positions with KPMG LLP, serving as a Partner in the firm from 1988 to 1996. Mr. Dauerman is a Certified Public Accountant. Mr. Dauerman’s longstanding experience with accounting principles, financial reporting rules and regulations, income and sales tax rules and regulations, financial planning and general oversight of the financial reporting process, both as a former partner of KPMG LLP and as our Chief Financial Officer since 1996, as well as his role interfacing with the analyst and investor communities, are invaluable to the Board.
Greg Swick has served as Senior Vice President since January 2001 and as Chief Enterprise Sales Officer since February 6, 2007. Mr. Swick served as Vice President and General Manager of the PEO Division of Ultimate’s sales organization from November 1999 to January 2001. From February 1998 to November 1999, Mr. Swick was Director of Sales, Northeast Division. Prior to joining Ultimate, Mr. Swick was President of The Ultimate Software Group of New York and New England, G.P., a reseller of Ultimate Software which was acquired by Ultimate in March 1998. From 1987 to 1994, Mr. Swick held various positions with ADP, where the most recent position was Area Vice President — ADP Dealer Services Division.

Adam Rogers has served as Senior Vice President, Chief Technology Officer since February 6, 2007. Mr. Rogers served as Senior Vice President, Development from December 2002 to February 6, 2007. From July 2001 to December 2002, Mr. Rogers served as Vice President of Engineering. From May 1997 to July 2001, Mr. Rogers held various positions in Ultimate’s research and development organization, including Director of Technical Support from October 1998 to November 1999 and Director of Web Development from November 1999 to July 2001. Mr. Rogers is the son-in-law of Scott Scherr, Chairman of the Board, President and Chief Executive Officer of Ultimate.

Alois T. Leiter has served as director of Ultimate since October 2006 and is a member of the Compensation Committee and the Nominating Committee of the Board. Mr. Leiter was a three-time Major League Baseball World Champion and two-time All-Star pitcher formerly with the New York Yankees, New York Mets, Toronto Blue Jays, and Florida Marlins, and has

been an official spokesperson for Ultimate since 2002. Mr. Leiter has served as a television commentator for the Yankees Entertainment and Sports Network since 2006 and as an analyst with MLB Network since January 2009. He has served on the Executive Committee of New York City's official tourism marketing organization, NYC & Company, since 2000 and is a member of the Board of Directors of America's Camp, a legacy organization of the Twin Towers Fund, on which he also served as a board member. Mr. Leiter brings to our Board and to our Company a strong understanding of leadership, dedication, performance under pressure and the importance of communication and teamwork to the operations of Ultimate. Mr. Leiter's success as a professional athlete and television broadcaster reflects a commitment to excellence that he regularly imparts to our management and employees as a member of our Board. Mr. Leiter also brings to the Board 18 years of proven leadership skills and management experience as president and founder of Leiter's Landing, a charitable organization, and the knowledge and experience acquired through his service on a number of New York state and community boards.

LeRoy A. Vander Putten has served as a director of Ultimate since October 1997, is Chairman of the Compensation Committee of the Board and is a member of the Audit Committee of the Board. Mr. Vander Putten served as the Executive Chairman of The Insurance Center, Inc., a holding company for 14 insurance agencies, from October 2001 until January 2006 at which time the company was sold, and Mr. Vander Putten retired. Previously, he served as the Chairman of CORE Insurance Holdings, Inc., a member of the GE Global Insurance Group, engaged in the underwriting of casualty reinsurance, from August 2000 to August 2001. From April 1998 to August 2000, he served as Chairman of Trade Resources International Holdings, Ltd., a corporation engaged in trade finance for exporters from developing countries. From January 1988 until May 1997, Mr. Vander Putten was Chairman and Chief Executive Officer of Executive Risk Inc., a specialty insurance holding company. From August 1982 to January 1988, Mr. Vander Putten served as Vice President and Deputy Treasurer of The Aetna Life and Casualty Company, an insurance company. Mr. Vander Putten’s extensive executive and board level experience, including his roles as chairman and chief executive officer of a public company, Executive Risk Inc., and as a senior financial officer of The Aetna Life and Casualty Company, brings to the Board considerable expertise in financial, operational and corporate strategy development as well as organizational acumen. Mr. Vander Putten’s experience also enables him to serve in the important role as “audit committee financial expert” of the Audit Committee as defined by the rules of the SEC.

Robert A. Yanover has served as a director of Ultimate since January 1997, is Chairman of the Audit Committee of the Board and is a member of the Compensation Committee of the Board. Mr. Yanover founded Computer Leasing Corporation of Michigan, a private leasing company, in 1975 and served as its President from its founding until 2007, at which time Mr. Yanover retired. Mr. Yanover also founded Lason, Inc., a corporation specializing in the imaging business, and served as Chairman of the Board from its inception in 1987 until 1998, and as a director through February 2001. Mr. Yanover brings to the Board his experience and strong business and leadership skills, having served as president and chairman of public and private companies for over 30 years. In addition, having served as a director of Ultimate for the past 16 years, Mr. Yanover brings to the Board deep institutional knowledge, including a well developed understanding of Ultimate’s business operations and the fundamentals essential to our business model.
Information regarding Messrs. Marc D. Scherr, Rick Wilber and James A. FitzPatrick Jr., is included under the heading “PROPOSAL I – ELECTION OF DIRECTORS.”

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") provides information regarding the fiscal 2014 compensation program for our principal executive officer, our principal financial officer, and our three executive officers who were our most highly-compensated executive officers as of the end of fiscal 2014. These individuals were:

•	Scott Scherr, our Chairman of the Board, President and Chief Executive Officer;

•	Marc D. Scherr, our Vice Chairman of the Board and Chief Operating Officer;

•	Mitchell K. Dauerman, our Executive Vice President, Chief Financial Officer and Treasurer;

•	Greg Swick, our Senior Vice President, Chief Enterprise Sales Officer; and

•	Adam Rogers, our Senior Vice President, Chief Technology Officer.
These executive officers were our named executive officers ("NEOs") for fiscal 2014. In this CD&A, Ultimate Software Group, Inc. is referred to as "our," "us," "we," "Company" or "Ultimate."
In this CD&A we describe the material elements of our executive compensation program during the fiscal year ended December 31, 2014. It also provides an overview of our executive compensation philosophy, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of the Board (the "Compensation Committee") arrived at the specific compensation decisions for our executive officers, including the NEOs, in fiscal 2014, and discusses the key factors that the Compensation Committee considered in determining the compensation of our executive officers.
Executive Summary
Fiscal 2014 Business Summary
As a leading provider of cloud-based human capital management (“HCM”), our long-term success depends on our ability to (i) develop, enhance and market our products and services to keep pace with our competitors; (ii) adapt to technological advancements and changing industry standards; and (iii) expand the functionality of our products and services to address the increasingly sophisticated requirements of our customers. To achieve these goals, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to Ultimate’s core values of excellence, integrity and teamwork.
During fiscal 2014, we delivered strong financial results (as provided in our reported financial statements), including the following:

•	Grew recurring revenues 25% from $334.4 million for 2013 to $419.2 million for 2014;

•	Maintained an annualized customer retention rate in excess of 96% for our existing recurring revenue customer base;

•	Grew total revenues 23% from $410.4 million for 2013 to $505.9 million for 2014;

•	Increased our non-GAAP operating margin from 18.6% in 2013 to 20.1% for 2014;

•	Increased our non-GAAP net income from $46.5 million for 2013 to $61.8 million for 2014;

•	Grew cash from operations by 8% from $74.2 million for 2013 to $80.6 million for 2014;

•
Our operating income approximated our 2014 Peer Group (as defined under the heading "The Compensation Committee's Processes") 70th percentile in 2014 and our net income approximated the 2014 Peer Group 90th percentile in 2014; and

•
Our three- and five-year total stockholder returns as of December 31, 2014 were 126% and 400%, respectively, on an absolute basis. Our three- and five-year total stockholder returns as of December 31, 2014 were 31% and 38%, respectively, on an annualized basis. Our three-year total stockholder return as of December 31, 2014, was at the 90th percentile relative to our 2014 Peer Group. From December 31, 2014 through March 24, 2015, our total stockholder return was up 16.3%.

Our non-GAAP financial information excludes non-cash stock-based compensation expense and non-cash amortization of acquired intangible assets. See “Use of Non-GAAP Financial Information” on pages 39-40 in our 2014 Annual Report on

Form 10-K filed with the SEC on February 27, 2015 and "Use of Non-GAAP Financial Information" on pages 10-11 in our press release incorporated by reference to Exhibit 99.1 to Ultimate's Form 8-K filed with the SEC on February 4, 2015.
Response to Say-on-Pay Votes
In May 2014, we held a stockholder advisory (non-binding) vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our NEOs, with over 85% of stockholder votes cast in favor of our 2014 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs after May 2014, the Compensation Committee carefully considered the level of support our stockholders expressed for our compensation philosophy and determined not to make any significant changes (except for modifications made to the change in control plans as discussed below) to the design of our executive compensation program given the strong stockholder support of the compensation program in the 2014 advisory vote.
We take seriously the annual opportunity for our stockholders to express their views regarding our executive compensation philosophy, program and practices as disclosed in our proxy statement and value the opinion of our stockholders. In 2014 and 2015, we modified our executive compensation program and related policies in significant ways while continuing certain practices we believe are valuable with respect to long-term incentives, to address concerns expressed by our stockholders and to better align the interests of our NEOs with the interests of stockholders, including but not limited to:

•
The Board and the Compensation Committee significantly amended the Company’s Amended and Restated Change in Control Bonus Plan for Executive Officers (the “CIC Plan I”) and terminated the Company’s Amended and Restated Change in Control Bonus Plan for Officers and Employees (the “CIC Plan II”). These changes reduced the aggregate potential payout under the CIC Plan I from 6%, or approximately $270 million to 3.5%, or approximately $160 million, and reduced the potential significant cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I from approximately $74 million to approximately $56 million.

•	The Board adopted stock ownership guidelines for our CEO and members of the Board;

•	The Board adopted policies regarding hedging and pledging activities for our CEO, executive officers, and members of the Board;

•	The Board adopted an executive officer compensation recovery, or "claw-back," policy;

•	We continued to engage an independent national compensation consulting firm to advise us on our executive compensation arrangements; and

•
Based on best practices and the advice of our independent compensation consultant, we reviewed our updated peer group used for setting total compensation to ensure that the group consisted of companies that are representative of our size and value, industry and our cloud-based business model. Using these criteria the Compensation Committee determined that the 2014 Peer Group would remain in place without change.

Executive Compensation Policy
The HCM market is a multi-billion dollar market, and we have only a small percentage of that as of the date of this filing. We believe we can continue to expand our penetration in this market, and we believe retaining highly talented and motivated executives is an important component of achieving this goal. Our primary financial goals are to: increase recurring revenues through new sales and through high retention rates of our customers and to deliver positive operating margins.
It is our belief that compensation should be based on the combination of the level of job responsibility, individual performance and Ultimate’s financial performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Ultimate’s performance, since they are more able to affect Ultimate’s financial results. Our overall philosophy is to provide our stockholders with long-term value and align our NEO's equity compensation with stockholders value through the use of restricted stock awards to our NEOs. In previous years, it has been the Compensation Committee's decision to award time-based Restricted Stock Awards to our NEOs with four-year cliff vesting. During fiscal 2014, the Compensation Committee changed the time-based Restricted Stock Award structure to three-year annual vesting to provide more regular compensation opportunities for NEOs consistent with broad market practices.
Additionally, we believe compensation should reflect the value of the job in the marketplace. In order to attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for employee talent. Although programs and individual pay levels may reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across Ultimate's employee base.

We believe the key elements of our fiscal 2014 executive compensation program align the interests of our NEOs with our long-term strategic direction and the interests of stockholders, and help reduce the possibility of our NEOs making business decisions that could promote short-term results or individual compensation at the expense of long-term value to Ultimate and its stockholders.

•	CEO Base Salary: The base salary for the CEO was unchanged for the past three fiscal years and was not increased for the 2015 fiscal year.

•
Incentive Awards Payable in Cash: Cash incentive awards are granted only if the Company exceeds target financial performance goals. These goals are the same as the annual financial guidance the Company provides to its stockholders.

•
Equity Incentive Awards Linked to Long-term Value and Alignment with Stockholder Interests: The Company has always maintained a fundamental belief of making business decisions that positively impact the business and its customers for the long-term versus promoting short-term results or individual compensation incentives. Our 2014 restricted stock awards vest over three years in annual installments. If the respective NEO does not perform, then the value of the restricted stock award, which comprises an overwhelming portion of the NEO's target compensation, may decline. We believe these awards create strong alignment with stockholders' interests over the long-term as it requires continued performance by the NEO.

•
A Significant Portion of Our CEO's Total Compensation is Equity Based: The 2014 total compensation of our CEO was approximately 92% equity-based which we believe is in alignment with the long-term interests of our stockholders.

Compensation Philosophy and Design
Our Compensation Committee is responsible for developing and approving Ultimate’s compensation program for the executive officers and other officers of Ultimate. In addition, our Compensation Committee administers Ultimate’s equity-based plan and oversees such other benefit plans as Ultimate may from time to time maintain.
Our Compensation Committee is composed of five non-employee directors, Messrs. LeRoy A. Vander Putten (Chairman), Rick A. Wilber, Robert A. Yanover, Alois T. Leiter and James A. FitzPatrick, Jr.
The executive compensation program was designed to reward executive officers for achieving Ultimate’s strategic goals and to align the interests of the executive officers with those of Ultimate’s stockholders. In particular, the program is intended to (i) give the executive officers the opportunity to acquire a proprietary interest in Ultimate’s Common Stock by receiving equity-based incentive compensation; (ii) provide the executive officers with equity ownership in Ultimate commensurate with Ultimate’s performance, as reflected in increased stockholder value; (iii) attract, motivate and retain key employees and non-employee directors by maintaining competitive compensation levels; and (iv) provide an incentive to management for continuous employment with or service to Ultimate.
This philosophy is reflected in an executive compensation package that is generally comprised of three elements (collectively, “Total Compensation”):

•	Base salary, which is determined on the basis of the individual’s position and responsibilities with Ultimate;

•	Annual incentive awards payable in cash and tied to exceeding specified financial targets; and

•
Long-term stock-based incentive compensation in the form of three-year annual vesting restricted stock awards or four-year cliff vesting restricted stock awards that create a link between executive compensation and the long-term interests of Ultimate’s stockholders. We believe the structure of these awards helps reduce the possibility of our NEOs making business decisions that could promote short-term results or individual compensation at the expense of long-term value to Ultimate and its stockholders.

Role of the Compensation Committee
The Compensation Committee establishes Total Compensation levels for executives that it believes are competitive with industry compensation practices of other software and technology companies of comparable size. It designs, approves and recommends to the Board, for approval by the independent members of the Board, all compensation of our executive officers, including the form and amount of salary, bonus, and equity-based compensation. It also oversees the administration of our cash-based and equity-based incentive plans, and addresses other compensation matters as the Board may direct from time to time.

The Compensation Committee's charter allows it to delegate some or all of its duties to a subcommittee comprised of one or more committee members. It also permits the Compensation Committee to engage a compensation consultant.
Role of our Chief Executive Officer
The Chief Executive Officer provides general guidance and recommendations with respect to compensation for other executive officers to the Compensation Committee for its review. The other executive officers for which the CEO provides general guidance and recommendations include those executive officers who report to him and to the Chief Operating Officer ("COO"), including other NEOs. The CEO reviews their performance at least annually.
Role of Compensation Consultant
The Compensation Committee has engaged Compensia, an independent compensation consulting firm, to review and analyze our executive compensation program. In measuring the effectiveness of our executive compensation arrangements in supporting our business strategy, their reasonableness as compared to the compensation practices of our peer group companies and the alignment they foster with our stockholders, Compensia advised the Compensation Committee on the following:

•	Peer group assessment methodology;

•	Trends and regulatory developments for executive compensation;

•	The cost and potential dilution to our stockholders of equity incentives relative to our peer group;

•	The changes to the CIC Plans discussed below;

•	Risk mitigation and compensation governance matters; and

•	Disclosures about our executive compensation.
While the Compensation Committee takes the input of Compensia into consideration, all of the Compensation Committee’s executive compensation decisions, including the specific amounts paid to our executive officers, are made through the exercise of the Compensation Committee’s own judgment and may reflect factors and considerations other than the information and recommendations provided by Compensia. The Compensation Committee may replace Compensia or hire additional advisors at any time.

Compensia reports directly to the Compensation Committee and does not provide services to Ultimate's management. The Compensation Committee has assessed the independence of Compensia pursuant to SEC rules and NASDAQ listing rules and concluded that the firm’s work does not raise any conflict of interest that prevents Compensia from providing independent advisory services to the Compensation Committee.
The Compensation Committee’s Processes
The Compensation Committee utilizes different processes to assist it in ensuring that Ultimate’s executive compensation program is achieving its objectives. Among those processes are:
Industry Comparison. The Compensation Committee establishes Total Compensation levels for executives that it believes are competitive with industry compensation practices of other software and technology companies of comparable size. The Compensation Committee reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered to executive officers by businesses that are comparable to Ultimate in terms of size and industry group. Generally, the CEO provides recommendations for other executive officer compensation to the Compensation Committee for its review. The Compensation Committee believes Total Compensation for each of the executive officers is competitive with that of other software and technology companies of comparable size.
The performance of, and the compensation paid to executive officers of, the following companies was considered in determining, in the fourth quarter of 2013, the 2014 base salaries of our NEOs: Salesforce.com, Inc., Concur Technologies Inc., and NetSuite, Inc. (collectively, the “2013 Peer Group”). However, the equity grants, which occurred in November 2014, were based on the 2014 Peer Group, discussed below.
During the first half of 2014, based on recommendations from Compensia, a new peer group was selected based on their similarity to Ultimate in terms of financial metrics, industry, growth rate and market position. The companies comprising the 2014 peer group (the "2014 Peer Group") were: Fortinet, Inc., CommVault Systems, Inc., Concur Technologies, Inc., athenahealth, Inc., Qlik Technologies Inc., CoStar Group, Inc., NetSuite Inc., Workday, Inc., SolarWinds, Inc., Splunk Inc., Tableau Software, Inc., Cornerstone OnDemand, Inc., and ServiceNow, Inc.

In September 2014, the Compensation Committee determined that it was appropriate to review and potentially revise our list of peer group companies to take into account our improved financial position, financial performance growth and market capitalization to review updated peer compensation data in determining 2014 NEO equity award levels. In reviewing the composition of our peer group, the Compensation Committee considered, among other things, companies that were similar to us in terms of one or more of the following factors:

•	Primary focus on software, especially software-as-a-service ("SaaS");

•	Total annual revenues between approximately $222 million and $672 million, which represented multiples of our revenues in the range of approximately 0.5 times to 1.3 times;

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Market capitalization between approximately $2.0 billion and $16.6 billion, which represented multiples of our market capitalization in a range between approximately 0.5 times to 4.0 times (a broader range than the range of revenue multiples to reflect the impact of market volatility); and

•	Three-year compound annual growth rate of revenues greater than 20%.
Using these criteria and with the assistance of Compensia, the Compensation Committee determined that the 2014 Peer Group would remain in place without change.

Assessment of Ultimate's Performance. The Compensation Committee uses Ultimate's financial performance measures in establishing total compensation ranges. The Compensation Committee may consider various measures of Ultimate's performance, including sales, earnings per share and growth in recurring revenue. The Compensation Committee makes a subjective determination after considering such measures collectively. In addition, as described in more detail below, the Compensation Committee may grant performance awards under a formula provided for under the Plan. Such awards shall represent the right to receive a payment, in cash or equity, if corporate performance goals established by the Compensation Committee for a certain performance period are exceeded.

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the executive officers. The members of the Compensation Committee meet with the Chief Executive Officer, and then meet in executive session, when compensation is being considered in order to evaluate the Chief Executive Officer's performance for the year. This evaluation is considered by the Compensation Committee in setting the Chief Executive Officer's total compensation. For the other executive officers, the Compensation Committee reviews the compensation recommendations from the Chief Executive Officer and may also exercise its judgment based on the Compensation Committee's assessment of the individual performance of such executive officers. Elements of the individual performance of Scott Scherr taken into account by the Compensation Committee include his leadership of Ultimate as a whole, his particular leadership in and the results of the sales and marketing function, his strategic focus on maximizing Ultimate's recurring revenue streams and maintaining a strong customer retention, his communications with the Board, employees, customers, stockholders and the investment community and his responsibility for the culture of Ultimate. Elements of the individual performance of Marc Scherr taken into account by the Compensation Committee include his leadership in and results of the product strategy, development, information technology services and total company services offered to Ultimate customers, and his communications with the Board. Elements of the individual performance of Mr. Dauerman taken into account by the Compensation Committee include his leadership of the financial operations of Ultimate and his communications with the Board, the Audit Committee, Ultimate's independent auditors and the investment community. Elements of the individual performance of Mr. Swick taken into account by the Compensation Committee include his leadership of the Enterprise sales team and its operations and his communications with current and prospective customers. Elements of the individual performance of Mr. Rogers taken into account by the Compensation Committee include his leadership of the development team and its operations, his continued knowledge of recent technology and his strategic approaches to future technology.
Components of Executive Compensation for 2014
We believe Ultimate’s compensation programs balance both the mix of cash and equity compensation and the mix of short-term and longer-term compensation in a way that furthers the compensation objectives discussed above. Following is a discussion of the Compensation Committee’s considerations in establishing each of the components for the executive officers.
Base Salary
Base salary is the fixed element of employees’ annual cash compensation. The Compensation Committee annually reviews and determines the base salary of the Chief Executive Officer and the base salaries of the other executive officers based on the recommendations of the Chief Executive Officer. Base salaries are generally adjusted to reflect promotions, increases in responsibilities, competitive considerations and individual performance. In order to attract and retain qualified executives, Ultimate provides base salaries it considers to be competitive.

While determining the compensation for our NEOs for 2014, including that of our President and Chief Executive Officer, Mr. Scott Scherr, the Compensation Committee reviewed the current compensation and long term incentive compensation of executive officers of certain software and technology companies, including the 2013 Peer Group (for base salaries) and the 2014 Peer Group (for long term incentive compensation). This information provided the basis of a competitive review of each of our NEO’s compensation. However, the Compensation Committee did not attempt to “benchmark” the total compensation, or any element of compensation (including base salary), of any of our NEOs against the total compensation, or any element of compensation (including base salary), paid to executives in the 2013 Peer Group or the 2014 Peer Group. Instead, the Compensation Committee exercised its own judgment based upon Mr. Scherr’s personal performance, in particular his successful leadership of Ultimate, including a business strategy focused on maximizing recurring revenue streams by selling Ultimate’s UltiPro SaaS offerings on a recurring revenue basis and maintaining strong customer retention. During the Compensation Committee’s evaluation of Mr. Scherr’s performance as of October 2013, Mr. Scherr stated that he had determined that he would not request or accept an increase in his base salary for fiscal 2014. Therefore, the Compensation Committee did not increase Mr. Scherr’s base salary in 2014 which remained at $700,000 for 2014. Mr. Scott Scherr's base salary also remained consistent at $700,000 for 2015.
The Compensation Committee reviewed with Mr. Scott Scherr the performance of Mr. Marc D. Scherr as Ultimate’s Vice Chairman and Chief Operating Officer in overseeing Ultimate’s strategic and operational activities. Taking into consideration Mr. Scott Scherr’s recommendation and the Compensation Committee's review with him, the Compensation Committee determined that Mr. Marc D. Scherr's’s base salary would be increased to $650,000 for fiscal 2014 from $625,000 for fiscal 2013. Mr. Marc D. Scherr's base salary remained consistent at $650,000 for fiscal 2015.
The Compensation Committee also reviewed with Mr. Scott Scherr the performance of Mr. Dauerman as Ultimate’s Chief Financial Officer, including his oversight of financial operations and Ultimate’s relationships with the investment community. Taking into consideration Mr. Scott Scherr’s recommendation and the Compensation Committee's review with him, the Compensation Committee determined that Mr. Dauerman’s base salary would be increased to $550,000 for fiscal 2014 from $525,000 for fiscal 2013. Mr. Dauerman's base salary remained consistent at $550,000 for fiscal 2015.
The Compensation Committee also reviewed with Mr. Scott Scherr the performance of Mr. Swick as Ultimate’s Chief Enterprise Sales Officer, including his oversight of the Enterprise sales team and Ultimate’s relationships with its current and prospective customers. Taking into consideration Mr. Scott Scherr’s recommendation, and the Compensation Committee's review with him, the Compensation Committee determined that Mr. Greg Swick’s base salary would remain at $250,000 for 2014. Mr. Swick's base salary remained consistent at $250,000 for fiscal 2015. In addition to Mr. Swick's base salary, he received commissions on applicable sales results for fiscal 2014. Mr. Swick earned $336,000 in sales commissions for fiscal 2014.
The Compensation Committee also reviewed with Mr. Scott Scherr the performance of Mr. Rogers as Ultimate’s Chief Technology Officer, including his oversight of the development team, his continued knowledge of the most recent technology and his strategic approaches to future technology. Taking into consideration Mr. Scott Scherr’s recommendation, and the Compensation Committee's review with him, the Compensation Committee determined that Mr. Roger’s base salary remained consistent at $600,000 for 2014. Mr. Roger's base salary will remain at $600,000 for fiscal 2015.
Incentive Compensation
From time to time, the Compensation Committee approves (i) incentive awards, payable in cash and tied to exceeding annual corporate financial goals (“Cash Bonuses”); and (ii) long-term stock-based incentive compensation ("Stock-Based Compensation") to its executive officers.
Incentive Awards
The Compensation Committee may grant incentive awards under an annual bonus plan, which shall represent the right to receive a payment in cash if the performance goals established by the Compensation Committee for a performance period are exceeded. At the time an incentive award is granted, the Compensation Committee shall determine, in its sole discretion, the applicable period and goals to be achieved during the period, as well as such other conditions as the Compensation Committee deems appropriate. The Compensation Committee may also determine a target payment amount or a range of payment amounts for each award. The goals applicable to an incentive award grant may be subject to adjustments as the Compensation Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. At the end of the period, the Compensation Committee shall determine the extent to which performance goals have been attained, or a degree of achievement between minimum and maximum levels, in order to establish the level of payment to be made, if any.
In February 2014, the Compensation Committee approved grants of contingent cash bonuses (as provided for in the Plan) to certain members of executive management, including all of our NEOs, Mr. Scott Scherr, Mr. Marc D. Scherr, Mr.

Mitchell K. Dauerman, Mr. Greg Swick and Mr. Adam Rogers. Pursuant to this grant, the aggregate amount of the performance awards, subject to the maximum referred to below, was equal to the excess, if any, of (A) Ultimate’s pretax operating income, as reflected in its audited financial statements for the year ended December 31, 2014, adjusted to add back the charges for such performance awards, as well as the charges for non-cash stock-based compensation expense and non-cash amortization of acquired intangible assets, over (B) $100,900,000. The maximum aggregate amount of the performance awards eligible to be granted was $3,000,000, payable to the NEO's and other members of executive management. The respective percentages of their related base salaries for the aggregate performance awards to Mr. Scott Scherr, Mr. Marc D. Scherr, Mr. Mitchell K. Dauerman, Mr. Greg Swick and Mr. Adam Rogers were 8.7%, 8.3%, 8.3%, 8.3% and 8.3%, respectively. The maximum potential aggregate payout to the NEOs was $1.3 million and the actual aggregate payout to the NEOs was $0.3 million. The remainder of the aggregate performance awards was awarded to other members of executive management. Based upon the audited financial statements of Ultimate for the fiscal year ended 2014 and the formula described above, a cash Performance Award was earned for certain members of executive management, including Mr. Scott Scherr, Mr. Marc D. Scherr, Mr. Mitchell K. Dauerman, Mr. Greg Swick and Mr. Adam Rogers as follows:

Cash Bonus Paid
Scott Scherr	$67,380
Marc D. Scherr	$64,282
Mitchell K. Dauerman	$64,282
Greg Swick	$64,282
Adam Rogers	$64,282
Long-Term Stock-Based Incentive Compensation
The Compensation Committee's philosophy for long-term stock-based incentive compensation is to align the interests of our NEOs with our long-term strategic direction and the interests of stockholders, and help reduce the possibility of our NEOs making business decisions that could promote short-term results or individual compensation at the expense of long-term value. Therefore, in previous years, it has been the Compensation Committee's decision to award time-based Restricted Stock Awards to our NEOs with four-year cliff vesting. During fiscal 2014, the Compensation Committee changed the time-based Restricted Stock Award structure to three-year annual vesting to provide more regular compensation opportunities for NEOs and to be more consistent with broad market practices in this area. We believe both of these award structures ensures continued focus on the long-term value of Ultimate, helps to retain highly talented executives and aligns their interest with those of our stockholders over the long-term.

The restricted stock awards granted in 2014 were approved by the Compensation Committee following a review of the NEOs long-term accomplishments, including consistent and strong recurring revenue growth, high customer retention, focus on profitability and cash flows. In addition, the Committee intended the awards to recognize the role of our long-tenured executives in increasing the Company's market capitalization from approximately $800 million at the beginning of 2009 to nearly $4 billion at the end of 2014. The Compensation Committee also reviewed company performance (including relative to peers), individual performance, market data as provided by Compensia and current equity ownership and historic equity allocations.

The following table shows the number of awards granted to each NEO for fiscal 2014:

Name and Principal Position	Year	Stock Awards (1)
Scott Scherr - Chairman of the Board, President and Chief Executive Officer	2014	75,000

Marc D. Scherr - Vice Chairman and Chief Operating Officer	2014	50,000

Mitchell K. Dauerman - Executive Vice President, Chief Financial Officer and Treasurer	2014	20,000

Greg Swick - Senior Vice President, Chief Enterprise Sales Officer	2014	12,500

Adam Rogers - Senior Vice President, Chief Technology Officer	2014	12,500
____________________

(1)	Includes shares of Common Stock subject to Restricted Stock Awards granted to the executive in 2014 under Restricted Stock Award agreements.
Severance Benefits
Except as described below, Ultimate is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment, whether voluntary or involuntary.
Change in Control Bonus Plans
The Board previously adopted two Amended and Restated Change in Control Bonus Plans (first adopted in March 2004). One Change in Control Bonus Plan ("CIC Plan I") provides for the payment of cash amounts to three of Ultimate's NEOs upon a “change in control” of Ultimate as defined in that plan. The other Change in Control Bonus Plan ("CIC Plan II") provides for the payment of cash amounts in the event of a “change in control” to the other two NEOs and certain other employees of Ultimate as designated by the Compensation Committee. The two Amended and Restated Change in Control Bonus Plans are hereinafter referred to collectively as the “CIC Plans.” For purposes of the CIC Plans, a “change in control” would occur (i) if Ultimate were to complete a consolidation or merger pursuant to which the stockholders of Ultimate immediately prior to the merger or consolidation did not have beneficial ownership of 50% or more of the combined voting power of Ultimate’s securities outstanding immediately after the merger or consolidation, (ii) if Ultimate were to sell, lease or transfer all or substantially all of its assets or business or (iii) if beneficial ownership of more than 50% of Ultimate’s Common Stock were acquired by a person or entity other than Ultimate, a subsidiary or an employee benefit plan of Ultimate.
The amount of the payments to be made to the executive officers under the CIC Plans is based upon the gross consideration received by Ultimate or its stockholders in the change in control transaction (the “CIC Consideration”). The aggregate amount of payments (including the “gross up” payments described below) that may be made to all participants under the CIC Plans may not exceed 6% of the CIC Consideration. To the extent this limit would otherwise be exceeded, the Compensation Committee would reduce payments under CIC Plan I for Ultimate’s three NEOs covered by such plan on a pro-rata basis. In the event such payments were reduced to zero and aggregate payments under the CIC Plans would still exceed 6% of the CIC Consideration, the Committee would reduce one or more other payments under CIC Plan II in its discretion in the manner that it determines to be equitable and appropriate under the circumstances. No payments will be made under the CIC Plans to any participant whose employment with Ultimate is terminated prior to the consummation of the change in control transaction.
These change-in-control plans were adopted initially in lieu of granting time-based equity awards to the named executive officers and certain other senior officers. In 2007, these change-in-control plans were amended to increase the limit on aggregate awards under the plans and to increase the named executive officers’ respective interests in the CIC Plan I, again in lieu of granting equity awards. In adopting the CIC Plans, the Board determined not to require that only participants whose employment was terminated in connection with a change in control would be eligible to receive the CIC Consideration. The view of the Board upon adoption and subsequent amendment of the CIC Plans was that the ownership of equity in Ultimate by executives and employees was relatively small and that the CIC Consideration would provide a fair and reasonable means by which they could participate with stockholders in connection with a change in control. In addition, it was the view of the Board that these payment arrangements would encourage executives and employees to remain with Ultimate during a period of uncertainty in connection with a proposed change of control.

Under CIC Plan I, prior to its amendment on March 6, 2015, Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman would have been entitled to payments equal to 1.75%, 1.3125%, and 0.4375%, respectively, of the CIC Consideration. To the extent that change in control payments to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman, whether under CIC Plan I or otherwise, would exceed the limitations of Section 280G of the Internal Revenue Code of 1954, as amended (the “Code”), they would be entitled to receive an additional “gross up” payment to indemnify them for the effect of the resulting excise tax imposed on such individuals, subject to the 6% aggregate limitation referred to above. Under CIC Plan II, prior to its termination on March 6, 2015, Messrs. Greg Swick and Adam Rogers would have been entitled to receive, for each year of service with the Company at the time of the Change in Control, a payment equal to the lesser of (i) 25% of aggregate cash compensation earned by him in the calendar year preceding the year of the Change in Control and (ii) $125,000. The number of years of service would have been determined based on the date of hire, and would have taken into account partial years, pro-rata on a calendar day basis. Assuming that there was a change in control on December 31, 2014, at the closing price of Ultimate’s Common Stock on NASDAQ on the last trading day of 2014, Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, Greg Swick and Adam Rogers would have been entitled to receive approximately $116.2 million, $85.9 million, $29.5 million, $2.1 million, and $2.2 million, respectively, inclusive of amounts in respect of the “gross up” payable to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman under CIC Plan I.
As part of a comprehensive review of the senior executive officer compensation arrangements with its independent compensation consultant, the Company’s Board of Directors and the Compensation Committee took actions recently to significantly amend the CIC Plan I and to terminate the CIC Plan II.

During its review, the Compensation Committee focused on how best to align management incentives with the creation of long-term shareholder value given that CIC Plans resulted in a structure where a significant amount of potential future compensation to our senior executive officers would be realized only if there was a sale of the Company. The Compensation Committee also considered the size of potential aggregate cash payments that could be due upon a change in control, including the potential significant cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I.

Amendments to the Change in Control Bonus Plan for Executive Officers

Primarily to achieve the goals of better aligning management incentives with long-term value creation for our shareholders and significantly reducing the aggregate amount of cash payments that would be due to senior management upon a sale of the Company, we implemented the following changes to our executive compensation arrangements.

On March 6, 2015, our Board of Directors approved amendments to our CIC Plan I, upon the recommendation of the Compensation Committee of our Board of Directors. The CIC Plan I provides for the payment of cash amounts to three of our named executive officers upon a “change in control” of the Company. The three named executive officers that participate in the CIC Plan I are: Mr. Scott Scherr, Mr. Marc D. Scherr and Mr. Mitchell K. Dauerman. The amendments (i) reduced the aggregate limit on the amount of payments that may be made under the plan to 3.5% of CIC Consideration (the aggregate limit on the amount of all payments under the CIC Plan I and CIC Plan II, together, had been 6% of CIC Consideration) and (ii) reduced the size of the awards granted to each of the participants. Mr. Scott Scherr’s award was reduced from 1.75% of CIC Consideration to 1.00% of CIC Consideration. Mr. Marc D. Scherr’s award was reduced from 1.3125% of CIC Consideration to 1.00% of CIC Consideration. Mr. Mitchell K. Dauerman’s award was reduced from 0.4375% of CIC Consideration to 0.25% of CIC Consideration.

Pursuant to the terms of the CIC Plan I, in connection with reducing these awards and the aggregate plan limit, the Company was required to provide each of the participants with an arrangement of comparable value as determined by our Compensation Committee in good faith. The comparable value was provided to the participants in the CIC Plan I in the form of grants of restricted stock. In connection with its determination to use restricted stock grants for this purpose, the Compensation Committee considered the management retention incentives and alignment with stockholders associated with restricted stock that vests over a period of time. Mr. Scott Scherr was awarded a restricted stock award of 230,318 shares of the Company’s Common Stock valued at approximately $37.4 million dollars at the date of grant. Mr. Marc D. Scherr was awarded 95,966 shares of the Company’s Common Stock valued at approximately $15.6 million dollars at the date of grant. Mr. Mitchell K. Dauerman was awarded 57,579 shares of the Company’s Common Stock valued at approximately $9.4 million dollars at the date of grant. Each of these restricted stock awards vests one-third on each of the following dates: February 11, 2016, February 11, 2017 and February 11, 2018, assuming continued employment with the Company as of such dates and subject to accelerated vesting in the event of a change in control or termination of employment due to death or disability. The restricted stock awards were granted under our Amended and Restated 2005 Equity and Incentive Plan.

Termination of the Change in Control Bonus Plan for Officers and Employees
On March 6, 2015, we terminated our CIC Plan II. Two of our named executive officers, Mr. Adam Rogers and Mr. Greg Swick, along with six other officers of the Company, had been participants in the CIC Plan II and had received awards under that plan which would have entitled each of them to receive cash payments upon a “change in control” of the Company. Pursuant to the terms of the CIC Plan II, in connection with cancelling these awards, the Company was required to provide each of the participants with an arrangement of comparable value as determined by the Compensation Committee in good faith. The comparable value was provided to the participants in the CIC Plan II in the form of grants of restricted stock. In connection with its determination to use restricted stock grants for this purpose, the Compensation Committee considered the management retention incentives and the alignment with stockholders associated with restricted stock that vests over a period of time. Mr. Adam Rogers was awarded a restricted stock award of 14,429 shares of the Company’s Common Stock, valued at approximately $2.3 million dollars as of the date of grant. Mr. Greg Swick was awarded a restricted stock award of 13,789 shares of the Company’s Common Stock, valued at approximately $2.2 million dollars as of the date of grant. Each of these restricted stock awards vests one-third on each of the following dates: February 11, 2016, February 11, 2017 and February 11, 2018 assuming continued employment with the Company as of such dates and subject to accelerated vesting in the event of a change in control or termination of employment due to death or disability. In addition to the awards to Messrs. Rogers and Swick, restricted stock awards of an aggregate of 72,239 shares of the Company’s Common Stock were made to other senior officers who had been participants in CIC Plan II. The restricted stock awards were granted under our Amended and Restated 2005 Equity and Incentive Plan.
Certain calculations for the Change in Control Bonus Plans as Amended
If the CIC Plan I, as amended on March 6, 2015, had been in effect as of December 31, 2014 and assuming that there was a change in control on December 31, 2014, at the closing price of Ultimate’s Common Stock on NASDAQ on the last trading day of 2014, Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, would have been entitled to receive approximately $71.4 million, $67.6 million and $18.3 million, respectively, inclusive of amounts in respect of the “gross up” payable to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman under CIC Plan I. Messrs. Greg Swick and Adam Rogers would not have been entitled to receive a payout if the CIC Plan II had been terminated as of December 31, 2014.
The favorable impact of amending the CIC Plan I, effective March 6, 2015, reduced the cost of the plan from approximately 6.0% of CIC Consideration, or approximately $270 million, to 3.5% of CIC Consideration, or approximately $160 million. This included a reduction of the estimated Section 280G "gross up" payment from approximately $74 million to $56 million.
The Board may amend or terminate the CIC Plan I at any time, provided that any resulting reduction in a participant’s right to payments is compensated for by an arrangement of comparable or greater value.
Accelerated Vesting
In addition to the severance provisions described above, Ultimate’s Stock-Based Compensation for our executive officers is subject to accelerated vesting under certain circumstances described below.
Stock Options. Ultimate’s stock options issued to the executive officers pursuant to the Plan ordinarily vest 25% on the date of grant and 25% on each of the first three anniversaries of the date of grant, subject to each executive officer’s continued employment with Ultimate. However, pursuant to the terms of the Nonqualified Stock Option Award Agreements entered into between Ultimate and the executive officers under the Plan, in the event of death, disability or a change in control of Ultimate (each, an “Accelerated Vesting Occurrence”), each executive officer’s unvested stock options under the Plan would immediately vest and become fully exercisable. All stock options held by Ultimate’s executive officers were fully vested as of December 31, 2014 as a result of the passage of time.
Restricted Stock Awards. Ultimate’s shares of restricted stock issued pursuant to the Plan are a combination of restricted stock that vest 100% on the fourth anniversary of the date of grant, subject to each executive officer’s continued employment with Ultimate and restricted stock that vest in three equal annual installments, subject to each executive officer's continued employment with the Company or any of its subsidiaries. However, pursuant to the terms of the Restricted Stock Award Agreements entered into between Ultimate and the executive officers under the Plan, in the event of an Accelerated Vesting Occurrence, each executive officer’s shares of unvested restricted stock would immediately vest. Assuming that there was an Accelerated Vesting Occurrence on December 31, 2014, the unvested shares of restricted stock held by Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, Greg Swick and Adam Rogers would have automatically vested and they would have been entitled to receive amounts equal to the value of $40.4 million, $28.6 million, $14.7 million, $9.2 million and $9.2 million, respectively, as a result of such acceleration. These amounts are derived from the per share Year End Fair Market Value (as defined below) of the Common Stock multiplied by the number of shares being accelerated. In addition, pursuant to the terms of the Restricted Stock Award Agreements entered into between Ultimate and the executive officers under the Plan, in the event an executive officer’s employment is terminated by Ultima te without cause (a “Termination Without Cause Occurrence”), 1/48th (one forty-eighth) of the shares of restricted stock for each complete month of continued employment by the executive officer with Ultimate following the applicable dates of grant would immediately vest. Assuming that there was a Termination Without Cause Occurrence on December 31, 2014, a portion of the unvested shares of restricted stock held by Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, Greg Swick and Adam Rogers would have automatically vested on a pro-rated basis as described above and they would have been entitled to receive amounts equal to the value of $16.5 million, $11.9 million, $6.5 million, $4.1 million and $4.1 million, respectively, as a result of such acceleration. These amounts are derived from the per share fair market value of the Common Stock, at the closing price of the Common Stock on NASDAQ on the last trading day of 2014 (the “Year End Fair Market Value”) multiplied by the pro-rated number of shares being accelerated.
Other Compensation Policies and Information
Tax Deductibility of Executive Compensation
In general, Section 162(m) of the Code disallows a deduction for any compensation paid in excess of $1 million during a calendar year to any of Ultimate’s NEOs as determined pursuant to the executive compensation disclosure rules under the Exchange Act (other than the principal financial officer). An exemption from this limitation applies to “performance-based compensation.” The Compensation Committee has endeavored, to the extent it deems consistent with the best interests of Ultimate and its stockholders, to obtain deductibility of compensation paid to executive officers. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m), standards when necessary to enable Ultimate to meet its overall objectives, even if Ultimate may not deduct all of the compensation. Accordingly, the Compensation Committee will award non-deductible compensation in appropriate circumstances. For 2014, a significant portion of the compensation paid to Ultimate’s NEOs was not deductible pursuant to the limitations of Section 162(m).
Employee Benefits
Ultimate offers core employee benefits coverage in order to provide our workforce with a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction through programs that focus on work/life balance.
The benefits available are the same for all U.S. employees and executive officers and include medical and dental coverage, disability insurance, and life insurance. In addition, our 401(k) Plan provides a reasonable level of retirement income reflecting employees’ careers with Ultimate. All U.S. employees, including executive officers, participate in these plans.
The cost of post-employment benefits is partially borne by the employee, including each executive officer.
Stock Ownership Guidelines
In March 2014, the Board adopted guidelines with respect to ownership levels of Ultimate's Common Stock by our CEO and members of our Board to further align their interests with those of our stockholders. These guidelines state that our CEO and each director must beneficially own Common Stock having a value equal to:

•	For our CEO, five times his annual base salary; and

•
For each non-employee director, three times the amount of the annual cash retainer paid to directors or, if no cash retainer is paid to non-employee directors, the cash equivalent value of the annual retainer paid to non-employee members of our Board in the form of restricted shares of Common Stock or other equity.

Anti-hedging and pledging Policy
In March 2014, the Board adopted a policy that prohibits our executive officers and directors from engaging in short sales, transactions in put or call options, hedging and pledging transactions or other inherently speculative transactions with respect to our Common Stock. We adopted this policy as a matter of good corporate governance, and because short-term or speculative transactions in our securities may lead to inadvertent violations of applicable law. Our pledging policy allows for limited pre-approved exceptions for the use of the Company's securities as collateral for a loan (not including margin debt) and where the pledgor clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. The shares pledged cannot exceed 20% of the shares owned by the applicable executive officer or director.
Executive Compensation Recover ("Clawback") Policy
In March 2014, the Board adopted an executive compensation recovery, or "clawback" policy requiring our Board, or a committee of the Board to seek, subject to certain exceptions, the reimbursement of excess incentive-based cash compensation provided to our executive officers in the event of certain restatements of our published financial statements. The policy allows

Ultimate to clawback incentive-based cash compensation from executive officers who were actually involved in intentional or unlawful misconduct that triggered the accounting restatement to the extent the cash compensation was in excess of what would have been paid under the accounting restatement. This policy is applicable to all incentive-based cash compensation paid after implementation of the policy, and it covers the three-year period preceding the date on which Ultimate is required to prepare an accounting restatement. This policy will be amended to comply with the final regulations under the Dodd-Frank Wall Street Reform Act when they are adopted by the SEC.
Perquisites
Ultimate does not provide significant perquisites or personal benefits to executive officers.
Summary Compensation Table
The following table sets forth information, for the fiscal years ended December 31, 2014, 2013 and 2012, regarding the aggregate compensation we paid to our NEOs:

Name and Principal Position	Year	($) Salary	($) Bonus	($) Stock Awards (2)	($) Option Awards (3)	($) Non-Equity Incentive Compensation (1)	($) All Other Compensation (4)	($) Total
Scott Scherr - Chairman of the Board, President and Chief Executive Officer	2014	$700,000	$—	$11,444,250	$—	$67,380	$6,125	$12,217,755
	2013	700,000	—	7,766,000	—	240,000	5,250	8,711,250
	2012	700,000	—	9,450,000	—	—	5,100	10,155,100

Marc D. Scherr - Vice Chairman and Chief Operating Officer	2014	$650,000	$—	$7,629,500	$—	$64,282	$6,125	$8,349,907
	2013	625,000	—	5,436,200	—	220,000	5,250	6,286,450
	2012	625,000	—	7,087,500	—	—	5,100	7,717,600

Mitchell K. Dauerman - Executive Vice President, Chief Financial Officer and Treasurer	2014	$550,000	$—	$3,051,800	$—	$64,282	$6,125	$3,672,207
	2013	525,000	—	3,106,400	—	220,000	5,250	3,856,650
	2012	475,000	—	3,780,000	—	—	5,100	4,260,100

Greg Swick - Senior Vice President, Chief Enterprise Sales Officer	2014	$586,356	$—	$1,907,375	$—	$64,282	$6,125	$2,564,138
	2013	582,087	—	1,941,500	—	220,000	5,250	2,748,837

Adam Rogers - Senior Vice President, Chief Technology Officer	2014	$600,000	$—	$1,907,375	$—	$64,282	$6,125	$2,577,782
	2013	571,000	—	1,941,500	—	220,000	5,250	2,737,750
____________________

(1)
In February 2015, the Compensation Committee approved grants of contingent cash incentive Awards (as defined in the Plan) to be paid out for exceeding certain corporate financial goals established in February 2014. All of our NEOs were part of the Plan.

(2)
Includes shares of Common Stock subject to Restricted Stock Awards granted to the executive in 2014, 2013 and 2012 under Restricted Stock Award agreements. The total number of restricted shares of Common Stock issued to Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, Greg Swick and Adam Rogers in 2014 was 75,000, 50,000, 20,000, 12,500, and 12,500, respectively. In accordance with ASC 718, the grant date fair value of such shares was $11.4 million, $7.6 million, $3.1 million, $1.9 million and $1.9 million, respectively. The aggregate number of restricted shares of Common Stock issued to Messrs. Scott Scherr, Marc D. Scherr. Mitchell K. Dauerman, Greg Swick and Adam Rogers in 2013 was 50,000, 35,000, 20,000, 12,500 and 12,500, respectively. In accordance with ASC 718, the grant date fair value of such shares was $7.8 million, $5.4 million, $3.1 million, $1.9 million and $1.9 million, respectively. The aggregate number of restricted shares of Common Stock issued to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman in 2012 was 100,000, 75,000 and 40,000, respectively. In accordance with ASC 718, the grant date fair value of such shares was $9.5 million, $7.1 million and $3.8 million, respectively. The restricted shares granted in 2014 vest in three equal annua

l installments on each of the first three anniversaries of the date of grant thereof, subject to the participant’s continued employment with the Company or any of its subsidiaries on each such vesting date and subject further to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive's death or disability or the termination of the executive's employment by Ultimate without cause. The restricted shares granted in 2013 and 2012 vest upon the fourth anniversary of the respective date of grant, subject to the executive's continued employment by Ultimate, or a subsidiary, on the vesting date and subject further to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive's death or disability or the termination of the executive's employment by Ultimate without cause. The total amount in the “Stock Awards” column above represents the grant date fair value of Restricted Stock Awards for each executive officer (excluding forfeiture assumptions) in accordance with ASC 718. A discussion of the assumptions used in calculating these values may be found in Note 16 of Ultimate's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 27, 2015.

(3)	There were no option awards granted in 2014, 2013 or 2012.

(4)	Consists of contributions by Ultimate to Ultimate's 401(k) Plan on behalf of the executive officers indicated.
Grants of Plan-Based Awards in 2014
The following table provides information concerning the Stock Based Compensation awards and cash bonus awards made to the NEOs in fiscal 2014 under the Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($)
Scott Scherr	11/6/2014	10/27/2014	$—	$—	$261,000	75,000	$11,444,250

Marc D. Scherr	11/6/2014	10/27/2014	$—	$—	$249,000	50,000	$7,629,500

Mitchell K. Dauerman	11/6/2014	10/27/2014	$—	$—	$249,000	20,000	$3,051,800

Greg Swick	11/6/2014	10/27/2014	$—	$—	$249,000	12,500	$1,907,375

Adam Rogers	11/6/2014	10/27/2014	$—	$—	$249,000	12,500	$1,907,375
____________________

(1)
These columns show the threshold and maximum payouts under the Plan for cash performance awards. The Awards do not provide for any target amount. For a description of these performance awards, see “Compensation Discussion and Analysis – Incentive Compensation – Incentive performance awards.”

Ultimate has no employment agreements with its executive officers.
The material factors necessary to understand each of the awards listed in the Grants of Plan-Based Awards in the 2014 table are discussed in detail above under "Compensation Discussion and Analysis — Incentive Compensation".

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table sets forth, for Ultimate’s NEOs, certain information concerning unexercised Stock Options; restricted stock that has not vested; and equity incentive plan awards as of the end of Ultimate’s last completed fiscal year:

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($) (3)	Vest Date of Stock and Unit Awards
Scott Scherr	—	—	—	—	50,000	$7,341,000	11/6/2015	(1)
	—	—	—	—	100,000	14,682,000	11/6/2016	(1)
	—	—	—	—	50,000	7,341,000	11/6/2017	(1)
	—	—	—	—	75,000	11,011,500	Various	(2)

Marc D. Scherr	—	—	—	—	35,000	$5,138,700	11/6/2015	(1)
	—	—	—	—	75,000	11,011,500	11/6/2016	(1)
	—	—	—	—	35,000	5,138,700	11/6/2017	(1)
	—	—	—	—	50,000	7,341,000	Various	(2)

Mitchell K. Dauerman	—	—	—	—	20,000	2,936,400	11/6/2015	(1)
	—	—	—	—	40,000	5,872,800	11/6/2016	(1)
	—	—	—	—	20,000	2,936,400	11/6/2017	(1)
	—	—	—	—	20,000	2,936,400	Various	(2)

Greg Swick	—	—	—	—	12,500	1,835,250	11/6/2015	(1)
	—	—	—	—	25,000	3,670,500	11/6/2016	(1)
	—	—	—	—	12,500	1,835,250	11/6/2017	(1)
	—	—	—	—	12,500	1,835,250	Various	(2)

Adam Rogers	—	—	—	—	12,500	1,835,250	11/6/2015	(1)
	—	—	—	—	25,000	3,670,500	11/6/2016	(1)
	—	—	—	—	12,500	1,835,250	11/6/2017	(1)
	—	—	—	—	12,500	1,835,250	Various	(2)
____________________

(1)
The restricted stock grant fully vests on the fourth anniversary of the date of grant subject to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive’s death or disability or termination of the executive’s employment by Ultimate without cause.

(2)
The restricted stock grant vests in three equal annual installments on November 6, 2015, November 6, 2016 and November 6, 2017, subject to the Participant’s continued employment with the Company or any of its Subsidiaries on each such vesting date subject to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive’s death or disability or termination of the executive’s employment by Ultimate without cause.

(3)
The market value of the unvested equity incentive plan awards was calculated based on the closing market price of Ultimate’s stock at the end of the last completed fiscal year. The closing price of Ultimate’s stock on NASDAQ on December 31, 2014, the last trading day of 2014, was $146.82.

Option Exercises and Stock Vested in 2014
The following table sets forth, for Ultimate’s NEOs, certain information concerning each exercise of stock options, and each vesting of stock, including restricted stock, stock units and similar instruments, during the last completed fiscal year:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Scott Scherr	—	$—	37,500	$5,722,125

Marc D. Scherr	85,000	$10,514,807	18,750	$2,861,063

Mitchell K. Dauerman	—	$—	11,500	$1,754,785

Greg Swick	20,000	$2,694,077	7,500	$1,144,425

Adam Rogers	5,000	$715,506	7,500	$1,144,425
____________________

(1)
Amounts reflect the fair market value on the date of vesting. Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman, Greg Swick and Adam Rogers had Restricted Stock Awards vest on November 6, 2014. The closing price of Ultimate’s stock on NASDAQ on November 6, 2014 was $152.59.

Relationship between Compensation Policies and Risk Management
Ultimate’s management has reviewed Ultimate’s compensation policies and practices for all employees and does not believe that there are any risks arising from such compensation policies and practices that are reasonably likely to have a material adverse effect on Ultimate.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with Ultimate’s management the disclosure set forth under the heading “Compensation Discussion and Analysis” above in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this Proxy Statement.

LeRoy A. Vander Putten, Chairman
Rick A. Wilber
Robert A. Yanover
Alois T. Leiter
James A. FitzPatrick, Jr.
Members of the Compensation Committee

AUDIT COMMITTEE REPORT
The Audit Committee is composed of three non-employee directors, Messrs. Robert A. Yanover (Chairman), LeRoy A. Vander Putten and Rick A. Wilber. The Audit Committee oversees Ultimate’s financial reporting process on behalf of the Board, reviews the independence of Ultimate’s auditors and fulfills the other responsibilities provided for in its charter. The Audit Committee has sole authority to appoint the independent auditors and terminate their engagement.
Management is responsible for Ultimate’s consolidated financial statements, systems of internal control and the financial reporting process. Ultimate’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of Ultimate’s consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with generally accepted accounting principles. In addition, KPMG was responsible for expressing an opinion on Ultimate’s internal control over financial reporting based on their audit as of December 31, 2014. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee held five meetings during fiscal 2014.
The Audit Committee hereby reports as follows:

1)
The Audit Committee reviewed and discussed the audited consolidated financial statements with management and has met with the independent registered public accounting firm, KPMG LLP, with and without management present, to discuss the results of their fiscal 2014 audit and quarterly reviews, their evaluation of Ultimate’s internal controls, and the overall quality of Ultimate’s financial reporting.

2)
The Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB).

3)
The Audit Committee reviewed the written disclosures and the letter received from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG LLP that firm’s independence from Ultimate and its management, including whether the independent auditor’s provision of audit-related services to Ultimate are compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that Ultimate’s audited consolidated financial statements as of and for the year ended December 31, 2014 be included in Ultimate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC, which occurred on February 27, 2015.

Robert A. Yanover, Chairman
LeRoy A. Vander Putten
Rick A. Wilber
Members of the Audit Committee

KPMG LLP FEES
The following table presents fees for professional services rendered by Ultimate’s independent registered public accounting firm, KPMG LLP, for the audit of Ultimate’s annual consolidated financial statements and internal controls over financial reporting for the years ended December 31, 2014 and 2013, together with fees billed for other services rendered by KPMG LLP during those periods.

	2014	2013
Audit Fees (1)	$510,000	$590,000
Audit-Related Fees (2)	366,651	439,446
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$876,651	$1,029,446
____________________

(1)
Consists of the aggregate fees and expenses incurred for the audits of Ultimate’s consolidated financial statements in Form 10-K for fiscal years 2014 and 2013 and the reviews of Ultimate’s 2014 and 2013 quarterly reports on Forms 10-Q. The audit fees for the years ended December 31, 2014 and 2013 also include fees for services rendered in connection with Section 404 of the Sarbanes-Oxley Act for internal controls audit work.

(2)
Consists of fees incurred during 2014 and 2013 for services in relation to the issuance of reports on management's descriptions of its systems and the suitability of the design and operating effectiveness of controls, which are commonly referred to as Statements on Standards for Attestation Engagements No. 16 ("SSAE 16") type 2 service auditors' reports.

(3)	There were no fees incurred for tax compliance services during 2014 or 2013.

(4)
Consists of the aggregate fees for products and services provided by KPMG LLP that were not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” Ultimate did not purchase any other products or services from KPMG LLP during 2014 or 2013.

Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditors
Consistent with the SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve services to be performed by Ultimate’s principal independent auditor prior to commencement of the specified service. Under the policy, the Audit Committee must pre-approve the provision of services by Ultimate’s principal auditor prior to commencement of the specified service. The requests for pre-approval are submitted to the Audit Committee by the Chairman of the Board, President and Chief Executive Officer, the Chief Financial Officer, or a designee of either with a statement as to whether, in their view, the request is consistent with the SEC rules on auditor independence. All of the services performed by KPMG LLP during 2014 and 2013 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
On October 24, 2011, the Board adopted a written policy setting forth procedures for the review and approval or ratification of related party transactions. The policy covers all transactions between Ultimate and any related party involving or expected to involve more than $120,000 in the aggregate in any calendar year. Under the policy, a related party includes any current or former executive officer, director or director nominee, any person or group with greater than a 5% beneficial ownership of Ultimate’s voting securities or any immediate family member of the foregoing.
The policy provides that the Audit Committee review the material facts of any related party transaction in order to approve such transaction. If prior approval is not feasible, then such transaction must be ratified by the Audit Committee at its next regularly scheduled meeting or be rescinded. In making its determination, the Audit Committee considers (i) the extent of the related party’s interest in the related party transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the related party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to Ultimate and (v) the aggregate value of the related party transaction. Certain transactions, such as otherwise pre-approved compensation to an executive officer or director or transactions in which charges or rates are fixed by law or determined through a competitive bidding process, are deemed not to be related party transactions.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Mr. Alois T. Leiter, a member of the Board, the Compensation Committee, and the Nominating Committee entered into an agreement with Ultimate on October 23, 2006, pursuant to which he agreed to (i) attend and participate in certain internal meetings of Ultimate; (ii) assist Ultimate’s salespeople with prospects; and (iii) act as an official spokesperson for Ultimate in exchange for which Ultimate agreed to make contributions to Leiter’s Landing, a non-profit charitable organization benefiting children that was formed by Mr. Leiter, in the amount of one tenth (1/10) of one percent, or 0.1%, of Ultimate’s total annual revenue as reported in its financial statements, such payments not to exceed $200,000 in any one year. Ultimate's payment to Leiter's Landing in 2012 under this agreement aggregated $50,000. In June 2012, Mr. Leiter and Ultimate terminated this agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires Ultimate's executive officers and directors and persons who beneficially own more than 10% of Ultimate's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the SEC to furnish Ultimate with copies of all Section 16(a) reports they file. Acting pursuant to powers of attorney, our employees generally prepare these reports on the basis of information obtained from each director and officer. Based solely on a review of the copies of such reports furnished to Ultimate and written representations from the executive officers and directors, Ultimate believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were met during 2014 except that due to a clerical error, in connection with the exercise of a stock option, Mr. Rick A. Wilber filed a Form 4 late, reporting a single transaction.
STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
Under the rules of the SEC, any proposal by a stockholder to be presented at the 2016 Annual Meeting of Stockholders and to be included in Ultimate's Proxy Statement for such meeting must be received at Ultimate's principal corporate office at 2000 Ultimate Way, Weston, Florida 33326, no later than the close of business on December 9, 2015. Proposals should be sent to the attention of the Secretary of Ultimate. Any such stockholder proposal must comply with the applicable rules of the SEC.
Under Ultimate’s By-Laws, proposals of stockholders not included in the proxy materials may be presented at the 2015 Annual Meeting of Stockholders only if Ultimate’s Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to April 2, 2016, the first anniversary of the Proxy Statement in connection with the 2015 Annual Meeting of Stockholders (subject to exceptions if the 2015 Annual Meeting is advanced by more than thirty days and the proposal is a proper one for stockholder action).
OTHER MATTERS
Financial Statements
A copy of Ultimate’s Annual Report on Form 10-K, for the year ended December 31, 2014, is available on Ultimate’s website, www.ultimatesoftware.com.
Other
Ultimate is not aware of any other matters that may come before the Annual Meeting. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their best judgment.
By Order of the Board of Directors:

Secretary

Weston, Florida
April 2, 2015

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FL 33326

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Directors			
1a Marc D. Scherr	☐	☐	☐
1b Rick A. Wilber	☐	☐	☐
1c James A. FitzPatrick Jr	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000239239_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

THE ULTIMATE SOFTWARE GROUP, INC.
Annual Meeting of Stockholders
May 18, 2015 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Mitchell K. Dauerman and Vivian Maza, with full power of substitution, as proxies to represent and vote, as designated herein, all the shares of common stock, par value $0.01, of The Ultimate Software Group, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 10:00 AM, EDT on May 18, 2015, at the Ultimate Software Group, Inc. 2000 Ultimate Way Weston, FL 33326, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000239239_2 R1.0.0.51160